EXHIBIT 99

                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
              Fourth Quarter Earnings and Record Earnings for 2001


Somerville, NJ...January 22, 2002 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced earnings for the fourth quarter of 2001 and record year to date earnings.

         Net income for the fourth quarter of 2001 was $462,000 or $.14 per share on both a basic and diluted basis compared to $473,000 in 2000, which was also $.14 per share on a basic and diluted basis. This net income represents a decrease of $11,000 or 2%.

         The primary reason for the decline was gains on the sale of loans which were $23,000 for the current quarter compared to $83,000 for the fourth quarter last year. These amounts are dependent upon sales of SBA loans and will fluctuate from quarter to quarter. In addition, the Company sold securities available for sale, primarily equity securities, for a net loss of $11,000. There were no losses on sales of securities in the fourth quarter of 2000.

         Mr. Corcoran noted that while gains on the sale of loans and securities declined other forms of revenue showed significant increases.

         Net interest income for the fourth quarter increased $259,000 or 10% from the same period last year. Service charges on deposit accounts increased $47,000 or 30% while other income increased $23,000 or 35%.

         Partly offsetting these increases, non interest expenses also increased by $303,000 or 15%. Much of the increase was in salaries and benefits expense, due to the opening of a new branch office in the Township of Edison.

         On a year to date basis, net income was $1,744,000, an increase of $237,000 or 16% from 2000. This represents earnings per share of $.53 on a basic and $.52 on a diluted basis compared to $.47 on a basic and $.45 on a diluted basis last year. Both net income and earnings per share were records for the Company.

         Net interest income was the primary contributor to the improved earnings. Net interest income increased $864,000 or 9% in 2001 from 2000. Corcoran commented "We believe this is a very significant achievement. When you consider that the Federal Reserve cut interest rates eleven times, a total of 475 basis points, and we were able to maintain our net interest margin in excess of 4.00%." Another factor contributing to the increase in net interest income was the growth of the Company's balance sheet.

         During 2001, total assets grew by $87 million or 36% which represents the largest growth in the Company's ten year history. Loans increased $30.4 million or 17%.

         At December 31, 2001, total assets were $328,305,000 while loans were $209,592,000.


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         "It was a great way to complete our tenth year of operations. We opened our ninth location and exceeded $300 million in assets," said Corcoran.

         Returning to the income statement, Corcoran pointed out that the Company also made much progress in increasing its non interest income, which he said was needed to offset a "tightening net interest margin." Overall, non interest income improved by $338,000 or 34% with service charges on deposit accounts making up the largest share growing $208,000 or 37%.

         "Although we are pleased with these results, we will make a major emphasis in 2002 on improving our sources of non interest income."

         Corcoran then commented on the year overall. "The past year was challenging for us in many ways. I feel that our first ten years have provided us with a solid foundation for future prosperity. A lot of thanks goes to our very talented service oriented employees, who have helped make Somerset Valley Bank the success it is."

         Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards Township, Aberdeen Township in Monmouth County and Edison in Middlesex County. The Bank has applied for approval of a branch in Warren Township, Somerset County, which it hopes to open in the first half of 2002. As of June 30, 2001, Somerset Valley Bank was ranked seventh of twenty-five banks in Somerset County in terms of deposits with 5.6% of the market.

         SVB Financial Services, Inc. is traded on the NASDAQ National Market under the trading symbol SVBF and can be accessed via the Internet at www.somersetvalleybank.com.

         The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.